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                                                                     EXHIBIT 5.1

                      Akerman, Senterfitt & Eidson, P.A.
                         SunTrust International Center
                             One S.E. Third Avenue
                           Miami, Florida 33131-1714

                              December 14, 2001



Aviation Sales Company
623 Radar Road
Greensboro, North Carolina 27410

     Re:  Registration Statement on Form S-1
          ----------------------------------

Gentlemen:

     We have acted as counsel to Aviation Sales Company, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, registration number 333-70494, including amendments thereto (the "Registration Statement") relating to the proposed offering (the "Offering") by the Company of (i) rights (the "Rights") to purchase up to 24,024,507 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock),
(ii) warrants (the "Warrants") to purchase up to 3,003,063 Shares of Common Stock and (iii) Shares of Common Stock upon the exercise of the Rights and Warrants.

     In so acting, we have examined the Company's Certificate of Incorporation and By-laws, as amended and as presently in effect, the Company's relevant corporate proceedings, the Registration Statement, including the Prospectus filed as a part of the Registration Statement, and such other documents, records, certificates of public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.


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Aviation Sales Company.
December 14, 2001
Page 2



Based on the foregoing and upon the representations made to us by the officers and directors of the Company and assuming that the Company has obtained stockholder approval of the proposals set forth in its proxy statement relating to the foregoing transactions, we are of the opinion that:

1. The issuance of the Rights, Shares and Warrants pursuant to the terms of the Offering have been duly authorized by all necessary corporate action of the Company.

2. When the Shares of Common Stock have been issued upon the exercise of the Rights and Warrants, and payment has been made of the Right and Warrant exercise prices in the manner described in the Registration Statement, the Common Stock will be validly issued, fully-paid and non-assessable.

     This opinion is limited to the Federal laws of the United States of America and the Delaware General Corporation Law and we neither express nor imply any opinion as to any other laws.

     This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

                                        Sincerely,

                                        AKERMAN, SENTERFITT & EIDSON, P.A.


                                        /s/ Akerman, Senterfitt & Eidson, P.A.